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EXHIBIT 4 (b)

                                BRUNSWICK BANCORP
                             STOCK OPTION AGREEMENT

                  THIS STOCK OPTION AGREEMENT ("Agreement") is entered into as of May 12, 1998, by and between Brunswick Bancorp, a New Jersey corporation ("Corporation") and [NAME] ("Optionee").

                                    RECITALS

                  A. Optionee is an employee of the Corporation.

                  B. The Corporation has decided to grant Optionee the right to purchase Common Stock pursuant to the terms and conditions of this Agreement and subject to the terms and conditions of the Brunswick Bancorp 1998 Stock Option Plan ("Plan") and as it shall be amended from time to time.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the covenants hereinafter set forth, the Corporation and the Optionee agree as follows:

                  1. Grant of Option. The Corporation hereby grants to the Optionee the right (the "Option") to purchase up to a maximum of [NUMBER] shares ("Shares") of Common Stock at a price of $30.00 per share ("Option Price"). The Option Price shall be paid in accordance with this Agreement and the Plan. It is intended that the Option will not qualify as an incentive stock option under
Section 422 of the Internal Revenue Code of 1986, as amended.

                  2. Optionee Bound by Plan. The Optionee hereby agrees to be bound by all the terms and provisions of the Plan.

                  3. Date of Grant. The date of grant of the Option shall mean May 12, 1998.

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                  4.       Ability to Exercise Options.

                  a. Options granted under this Agreement shall be exercisable in whole or in part until May 11, 2003.

                  5. Vesting of Options. Participants granted Options under this Plan shall vest in such Options in accordance with the following schedule:

                      DATE                                     VESTED PERCENTAGE
                  --------------------------------------------------------------
                  May 12, 1998                                         20%
                  May 12, 1999                                         40%
                  May 12, 2000                                         60%
                  May 12, 2001                                         80%
                  May 12, 2002                                         100%

                  6. Exercise of Option. Until termination of the Option in accordance with the Plan, the Option may be exercised by Optionee (or such other person specified in the Plan) to the extent exercisable as determined under this Agreement and the Plan, upon delivery of the following to the Chief Financial Officer of the Corporation at its principal executive offices:

                           a. a written notice of exercise which identifies this
Agreement and states the number of Shares;

                           b. a certified bank check, cash, or any combination
thereof in the amount of the aggregate Option Price;

                           c. a certified bank check or cash in the amount
reasonably requested by the Corporation to satisfy the Corporation's withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by Optionee in connection with the exercise, in whole or in part, of the Option (unless the Corporation and Optionee shall have made other arrangements for deductions or withholding from Optionee's wages, bonus or other income paid to Optionee by the Corporation, provided such arrangements satisfy the requirements of applicable tax laws).

                  7.       Representations and Warranties of Optionee.

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                           a. Optionee represents and warrants that the Option
is being acquired by Optionee for Optionee's personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

                           b. Optionee acknowledges receipt of this Agreement
granting the Option, and the Plan, and understands that all rights and liabilities connection with the Option are set forth herein and in the Plan.

                  8. No Rights as a Stockholder. Optionee shall have no rights as a stockholder of any shares of Common Stock covered by the Option until the date (the "Exercise Date") an entry evidencing such ownership is made in the stock transfer books of the Corporation. The Corporation will make no adjustment for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the Exercise Date. Notwithstanding, the Committee may, in its sole discretion, make adjustments to the Option to reflect changes that affect the Common Stock in order to preserve the benefits or potential benefits intended to be granted or made available under the Plan, in accordance with Section 5 of the Plan. Adjustments made pursuant to this paragraph, if any, are final, binding, and conclusive.

                  9. Limitation of Corporation's Liability for Nonissuance. Inability of the Corporation to obtain, from any regulatory body having jurisdiction, authority reasonably deemed by the Corporation's counsel to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder and under the Plan shall relieve the Corporation of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

                  10. This Agreement Subject to Plan. This Agreement is made under the provisions of the Plan and shall be interpreted in a manner consistent with it. To the extent that any provision in this Agreement is inconsistent with the Plan, the provisions of the Plan shall

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control. A copy of the Plan is available to Optionee at the Corporation's principal executive offices upon request and without charge. The good faith interpretation of the Committee of any provision of the Plan, the Option or this Agreement, and any determination with respect thereto or hereto by the Committee, shall be final, conclusive and binding on all parties.

                  11. Notices. All notices, requests and other communications hereunder shall be in writing and, if given by telegram, telecopy or telex, shall be deemed to have been validly served, given or delivered when sent, if given by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed, shall be deemed to have been validly served, given or delivered three business days after deposit in the United States mails, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified, at the following addresses (or such other address(es) as a party may designate for itself by like notice):

         IF TO THE CORPORATION:                             IF TO THE OPTIONEE:

         Brunswick Bancorp                                  [NAME]
         439 Livingston Ave.

         New Brunswick, NJ 08901

                  12. Not an Employment or Other Agreement. Nothing contained in this Agreement shall confer, intend to confer or imply any rights to an employment or other relationship or rights to a continued employment or other relationship with the Corporation and/or any subsidiary in favor of Optionee or limit the ability of the Corporation and/or any subsidiary to terminate, with or without cause, in its sole and absolute discretion, the employment or other relationship with Optionee, subject to the terms of any written employment or other agreement to which Optionee is a party.

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                  13. Compliance with Laws and Regulation. This Option and the obligations of the Corporation to sell and deliver Shares hereunder, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

                  14. Governing Law. This Agreement shall be construed under and governed by the laws of the State of New Jersey without regard to the conflict of law provisions thereof.

                  15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall be deemed one Agreement.

                  IN WITNESS WHEREOF, the Corporation and Optionee have executed this Agreement as of the date first above written.

                                    THE CORPORATION

                                    BRUNSWICK BANCORP, a New Jersey corporation

                                    By:

                                    Name:

                                    Title:

                                    OPTIONEE:

                                    Name:

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                      FORM OF NOTICE OF EXERCISE OF OPTION

                  (TO BE SIGNED ONLY UPON OPTIONEE'S INTENTION
                             TO EXERCISE THE OPTION)

TO:  BRUNSWICK BANCORP

                  The undersigned, the holder of the foregoing Option, hereby gives notice of his/her intention to exercise the Option for [NUMBER] Shares of BRUNSWICK BANCORP (the "Corporation"), in accordance with the terms and conditions of the BRUNSWICK BANCORP 1998 STOCK OPTION PLAN and the BRUNSWICK BANCORP STOCK OPTION AGREEMENT, for the purchase price of $30.00 per Share of Common Stock.

Dated:

                                                    --------------------------
                                                    OPTIONEE (Signature)

                                                    --------------------------
                                                    OPTIONEE (Print Name)

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